S T R U C T U R E D  I N V E S T M E N T S

Free Writing Prospectus
Registration Statement No. 333-156423
Dated May 19, 2010
Filed Pursuant to Rule 433

Investment Solutions: Currencies

InvestIng In CurrenCIes

INNOVATIVE WAYS TO PURSUE YOUR INVESTMENT STRATEGY THE FOREIGN EXCHANGE MARKET
EXCHANGE RATES ACCESSING CURRENCIES WITH STRUCTURED INVESTMENTS

 -- Implementing Currency Views with Principal Protection at Maturity  the
Carry trade aCCessIng Carry WIth struCtured Investments

 -- Implementing a Currency Yield Enhancement Strategy with   Principal
Protection at Maturity

CURRENCY RISK CONSIDERATIONS

SELECTED STRUCTURED INVESTMENT RISK CONSIDERATIONS

Investing in Currencies

Investors looking to diversify their exposure to the U.S. dollar, potentially to profit from a view on currencies, or to diversify underlying asset class exposure, subject to issuer credit risk, of a traditional stock and bond portfolio may consider investing in currency-linked Structured Investments.

Accessing currencies and implementing currency-based strategies effectively can be difficult for individual investors.

As a global leader in foreign exchange markets and Structured Investments,
Morgan Stanley Smith Barney can provide access for individual investors to some of the currency strategies used by institutional investors. Furthermore, Morgan
Stanley Smith Barney Structured Investments can enhance an investment strategy by incorporating benefits such as leveraged participation or principal protection at maturity, subject to issuer credit risk.

Innovative Ways to Pursue Your Investment Strategy

Morgan Stanley Structured Investments offer investors a range of investment opportunities with innovative features, both in terms of structure and underlying asset class exposure, providing clients with the building blocks they need to pursue their specific financial goals.

The Structured Investments Team creates and delivers investments tailored to meet different investment objectives for many types of investors--from principal preservation-focused clients, to those who are more growth-oriented and willing to take on greater risk. The innovative features of these securities are represented by five basic objectives--Principal Protected,
Partial Principal Protected, Leveraged, Enhanced Yield, Performance and
Access.

Structured Investments can be offered in a variety of forms, such as certificates of deposit, units or warrants, but are most commonly offered as senior unsecured notes with returns linked to the performance of individual or combinations of underlying assets--some which may be difficult for individual investors to access through traditional means--including equities, commodities, currencies and interest rates.

Investing in Structured Investments involves risks, including the credit risk of the issuer and other risks that are not associated with investments in ordinary fixed rate debt securities. Please read and consider the risk factors set forth under "Selected Risk Considerations" as well as the specific risk factors contained in the offering document for any speci[]c Structured
Investment.

[GRAPHIC OMITTED]

* Interest Rate Enhanced Yield Structured Investments often have a very long term to maturity, which increases the risk that the reference interest rates move against the investor for long periods of time, resulting in no interest payments during this time, which increases the risk of these Structured
Investments even if they are principal protected.

The Foreign Exchange Market

Activities in the foreign exchange market can be split into three categories:
currency conversion, hedging and investing.

Currency Conversion
Conversion services are used by companies, governments and investors who buy and sell products and services abroad.

Hedging
Businesses, banks and sophisticated individuals use foreign exchange to provide a hedge for foreign currency-denominated receipts, bonds and equities, hence protecting investment returns from foreign currency fluctuations.

Investing
The majority of transactions are made by institutional investors speculating on exchange rate movements and seeking to profit from such movements or to diversify a portfolio.

Key Terms

Interest Rate
The rate paid to borrow money or, conversely, the yield generated by lending money.

Exchange Rate
The value of one currency in units of another currency, or the rate at which one currency can be exchanged for another.

Spot Rate
The exchange rate contracted for immediate delivery.

Forward Rate
The exchange rate contracted for delivery some time in the future.

Forward Discount/Premium
The difference between the forward and spot exchange rates for a currency pair, expressed as a percentage of the spot exchange rate. This difference can be negative (a forward discount) or positive (a forward premium).

Interest Rate Parity
The principle of Interest Rate Parity states that the difference between a currency pair's spot and forward rates is linked to the difference between the two countries' interest rates. In an e[]cient market, the relationship between forward and spot rates accounts for interest rate differentials so that there is no advantage to investing in a currency with a higher interest rate. This relationship generally holds true for calculating forward rates; however, subsequent spot rate movements do not necessarily follow the path predicted by interest rate parity.

Forward Rate Bias
The observed tendency of forward rates to predict future spot rate changes incorrectly, contrary to the principle of Interest Rate Parity. Actual currency movements tend to be smaller than the forward premium or discount implies. In other words, forward contracts trading at a forward premium (predicting future spot rates will be greater than current spot rates) tend to predict more appreciation than actually occurs. Conversely, forward contracts trading at a forward discount (predicting future spot rates will be lower than current spot rates) tend to predict more depreciation than actually occurs. This market ine[]ciency creates investment opportunities.

Exchange Rates

Every foreign exchange transaction involves two currencies: the base currency and the term currency. One unit of the base currency is bought or sold for a variable amount of the term currency.

Currencies are quoted as "Currency A is worth X units of Currency B." The convention is to put Currency A first in the currency pair, such that "EUR-USD"
is read as "the value of one Euro in units of U.S. dollars." Another way of describing this is the amount of U.S. dollars that can be exchanged for one
Euro.

TWO EXAMPLES

[GRAPHIC OMITTED]

Exchange rates fluctuate based on the []ow of money towards one currency away from another. These fluctuations cause one currency to appreciate relative to the other.

Some factors that influence currency rates are economic developments, budget de[]cits, geopolitical concerns, capital []ows or a relative change between countries' interest rate policies.

Accessing Currencies with Structured Investments

Implementing Currency Views with Principal Protection at Maturity

For investors looking to implement a strategic or tactical currency view,
Morgan Stanley Smith Barney offers Principal Protected Notes ("PPN") that provide exposure to individual or multiple currencies, with the benefit of full principal protection at maturity, subject to issuer credit risk. For example,
Morgan Stanley Smith Barney can design a PPN that offers exposure to the performance of a basket of emerging market currencies for investors who are bullish on emerging market currencies relative to the U.S. dollar.

SAMPLE StRUCtURE

Principal Protected Note Based on a Basket of Global Emerging-Market Currencies

Client Objective: Access, Protection, total Return

underlying       A Basket of Global Emerging-Market Currencies
maturity         2 years
Protection level 100% Principal Protection at Maturity
income           200% of any Basket Appreciation

This sample PPN offers investors the opportunity to express a bullish view on emerging market currencies with 100% principal protection at maturity. Even if the basket depreciates, the investor will receive at least par at maturity, subject to issuer credit risk. For example, if the basket were to depreciate 5%
at maturity, the investment would return the full principal amount, but no additional return (0%).

In addition to full principal protection at maturity, this PPN offers enhanced return potential. This PPN provides leveraged (200%) exposure to any basket appreciation: if the basket of currencies were to appreciate 10% at maturity, the investor would receive a 20% return.

The term "principal protected" means that, under the terms of the PPN, the issuer is obligated to return the stated principal amount at maturity, even if the underlying basket declines in value. However, as with an ordinary debt security, investors are dependent on the issuer's ability to pay all amounts due on the PPN, including at maturity, and therefore investors are subject to the credit risk of the issuer. The PPN are not guaranteed by any other entity.
If the issuer defaults on its obligations under a PPN, the investment would be at risk and an investor could lose some or all of its investment. As a result, the market value of the PPN prior to maturity will be affected by changes in the market's view of the issuer's creditworthiness. Any actual or anticipated decline in the issuer's credit ratings or increase in the credit spreads charged by the market for taking credit risk of the issuer is likely to adversely affect the market value of the PPN.

[] Access

      Principal protection [] at maturity, subject to issuer credit risk

[] Potential for an
attractive return

The Carry Trade

Using Currencies to Generate Yield

In a world where interest rates vary across countries and exchange rates float
(are determined by the market), opportunities to exploit market ine[]ciencies can arise. The carry trade is a strategy frequently used by investors seeking to profit from interest rate differentials and currency market ine[]ciencies.

The most common carry strategy is when an investor borrows a currency with a low yield to fund the purchase of a currency with a high yield, taking advantage of the difference in local interest rates between countries. The borrowed currency is referred to as the "funding" currency and the purchased currency as the "target" currency.

CURRENT INTEREST RATES FOR THE G10 CURRENCIES

[GRAPHIC OMITTED]

SAMPLE: SIMPLE CARRY TRADE

SteP 1: Borrow 1,000 U.S. dollars from a U.S. Bank
SteP 2: Convert borrowed U.S. dollars to
        New Zealand dollars
SteP 3: Buy a New Zealand bond for the equivalent
        amount and hold for one year

CASH FLOWS

Cost of Borrowed Funds:    0.25%
Yield on New Zealand Bond: 2.50%
Pro[]t/(Loss)              2.25%

As long as the exchange rate between the countries does not change, an investor would earn the carry amount, 2.25%, the difference between the rates at which an investor can borrow and lend.

Institutional investors often use leverage to maximize returns generated from a carry trade. This example does not take into account any transaction costs or fees that may be associated with implementing this trade.

Exchange Rate Risk

Exchange rate risk is the primary risk associated with the carry trade. If the currency purchased (target currency) decreases in value relative to the currency sold (funding currency), this movement would increase the borrowing cost of the strategy. A depreciation of the target currency (or appreciation of the funding currency) would also diminish the returns generated by the higher interest rate once the position is converted back into the funding currency.
This exchange rate movement would hurt profitability and could potentially result in a loss.

The Carry Trade

How Has the Carry Trade Generated Pro[]ts?

Currency investments generate returns from two sources:

[]      Spot Rate Fluctuations []      Interest Rate Di[]erentials

According to the principle of Interest Rate Parity, high-yield currencies should depreciate and low-yield currencies should appreciate over time until they reach equilibrium with the currencies' interest rate differential.
However, this relationship between interest rates and currency movements has not always held true. Reasons for this may include unique local economic conditions, which can influence local interest rates.

Historical Performance of a Sample Carry Trade

The graphs below illustrate the cumulative returns from a carry trade based on rolling one-month forward contracts on the Japanese yen and New Zealand dollar.
This involves purchasing a one-month forward contract at the beginning of each month, and closing out the position at the end of the month by selling at the then-current spot price.

A one-month forward contract provides a price in Japanese yen (the funding currency) at which a New Zealand dollar (the target currency) can be purchased today for delivery at the end of the month.

[]      If the actual NZD/JPY spot price a month later is greater than that of the forward contract, the trade would generate a positive yield (see Example
1).

[]      If the forward contract had accurately priced the future NZD/JPY spot price, there would be a 0% return generated that month.

[]      Alternatively, if the NZD/JPY spot price at the end of the month is less than that of the forward contract, the trade would generate a negative yield (see Example 2).

ExAMPLE 1
CUMULAtiVE REtURNS: JANUARY 2002 -- JANUARY 2010

[GRAPHIC OMITTED]

This graph illustrates a period in which the NZD/JPY carry trade had positive performance. While the yen depreciated and the interest rate differential persisted, rolling monthly forward contracts was profitable.

Source: Bloomberg

ExAMPLE 2
CUMULAtiVE REtURNS: JANUARY 1998--JANUARY 2001

[GRAPHIC OMITTED]

This graph illustrates a period where the NZD/JPY carry trade had negative performance. Rapid appreciation of the Japanese yen against the New Zealand dollar resulted in losses for this trade. This is an example of the exchange rate risk associated with carry trades.

Source: Bloomberg

Accessing Carry with Structured Investments

Implementing a Currency Yield Enhancement Strategy with Principal Protection at
Maturity

Morgan Stanley Smith Barney Structured Investments can provide access to carry strategies using a Principal Protected Note ("PPN") designed to pay a monthly coupon based on the performance of a carry strategy.

Principal Protected Notes are Principal Protected strategies that offer potential growth opportunities while protecting the entire principal at maturity, subject to issuer credit risk.

SAMPLE StRUCtURE

Principal Protected Currency Income Notes

Client Objective: Access, Protection, Yield

underlying       A Basket of Currency Forward Contracts
maturity         4 years
Protection level 100% Principal Protection at Maturity
income           Variable Monthly Coupons based on the Performance of the Carry Basket

This sample Carry Trade PPN offers investors the opportunity to generate variable monthly coupons from a carry strategy with 100% principal protection at maturity. Each month, a basket of forward contracts is constructed based on the prevailing interest rates associated with each currency's economy and that of the U.S. dollar. If the spot exchange rate between the currencies in each forward contract were to remain constant, the strategy would capture the difference between the interest rate in the economy of the basket currency and the interest rate in the U.S.

A percentage of any yield generated each month from the carry trade strategy is delivered to the investor in the form of a variable monthly coupon. The remaining yield provides a cushion against months when no yield is generated or exchange rates move such that a loss results. At maturity, any remaining yield that has not been paid out is returned to the investor in addition to the full principal amount. The primary risk is that the carry strategy does not generate any yield over the term of the investment, and the PPN will redeem for only par at maturity.

The term "principal protected" means that, under the terms of the PPN, the issuer is obligated to return the stated principal amount at maturity, even if the underlying basket declines in value. However, as with an ordinary debt security, investors are dependent on the issuer's ability to pay all amounts due on the PPN, including at maturity, and therefore investors are subject to the credit risk of the issuer. The PPN are not guaranteed by any other entity.
If the issuer defaults on its obligations under a PPN, the investment would be at risk and an investor could lose some or all of its investment. As a result, the market value of the PPN prior to maturity will be affected by changes in the market's view of the issuer's creditworthiness. Any actual or anticipated decline in the issuer's credit ratings or increase in the credit spreads charged by the market for taking credit risk of the issuer is likely to adversely affect the market value of the PPN.

[] Access

      Principal protection [] at maturity, subject to issuer credit risk

[] Yield enhancement

For more information on currency-linked Structured Investments, contact your
Financial Advisor.

Selected Risk Considerations

Currency Risk Considerations

Your investment will be subject to currency exchange risk.
Fluctuations in the exchange rates of one currency versus another will affect the value of your investment. Exchange rates between one currency and another are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, and are also significantly influenced from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in the economy of the relevant currency, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are existing and expected rates of in[]ation, existing and expected interest rate levels, the balance of payments and the extent of governmental surpluses or de[]cits in the relevant economy. All of these factors are in turn sensitive to the monetary,
[]scal and trade policies pursued by the governments of various countries.

Intervention in the currency markets by the countries issuing the currencies relevant to your investment could materially and adversely affect the value of your investment.
Speci[]c currencies' exchange rates are volatile and are affected by numerous factors speci[]c to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, []x the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing a currency-linked investment is that its liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, by fluctuations in response to other market forces and by the movement of currencies across borders. Furthermore, no o[]setting adjustments or changes are made in the event that any floating exchange rate becomes fixed, any fixed exchange rate is allowed to float, or that the band limiting the float of a currency becomes altered or removed. Nor are there
o[]setting adjustments or changes in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting currencies.
9

The recent global financial crisis can be expected to heighten currency exchange risks.
In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

Even though currencies trade around-the-clock, your investment will not.
The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your investment, if any trading market develops, will not conform to the hours during which the relevant currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reffected immediately in the price of your investment. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reffected in the currency values used to calculate their performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspensions or disruptions of market trading in currencies may adversely affect the value of your investment.
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect currency exchange rates and, therefore, the value of your investment.

Convergence of currency interest rates will negatively affect carry trade performance.
Interest rate carry trades seek to exploit differentials between interest rates in different countries. Any decrease in the differential between the interest rate of one country versus another will decrease the performance of a carry trade with respect to such countries.

Interest rate policy may have a negative effect on carry trade performance.
Prevailing short term interest rates are significantly influenced by government action, through the levels of official cash rates, as an instrument of monetary policy. As governments wish to encourage economic activity, they may reduce the official cash rate in order to lower the cost of money and increase the money supply. Conversely, as governments wish to reduce economic activity, particularly for the purpose of stemming inflationary pressures, they may increase the official cash rate in order to raise the cost of money and decrease the money supply.

Interest rates may converge as governments independently adopt policy positions which reduce or increase official cash rates either in tandem or which move a high interest rate lower and a low interest rate higher. It is not possible to predict governmental action which could cause interest rates to converge and therefore decrease the carry trade performance for a particular set of currencies.

Fluctuations in spot exchange rates could negatively impact performance of a carry trade.
Fluctuations in the spot exchange rate for a currency could reduce any positive monthly performance created by an interest rate differential and could result in negative carry trade performance with respect to a particular set of currencies.

Structured Investment Risk Considerations

An investment in Structured Investments involves risks.
These risks can include, but are not limited to:

[]   Fluctuations in the price, level or yield of underlying instruments, interest rates, currency values and credit quality

[]   Substantial or complete loss of principal

[]   Limits on participation in potential appreciation of the underlying instrument

[]   Limited liquidity

[]   Issuer credit risk

[]   Con[]icts of interest

All payments on Structured Investments are subject to the credit risk of
Issuer. Investors are dependent on the issuer's ability to pay all amounts due on Structured Investments, including at maturity, and therefore investors are subject to the credit risk of the issuer. Structured Investments are not guaranteed by any other entity. If the issuer defaults on its obligations, a
Structured Investment, the investment would be at risk and an investor could lose some or all of its investment. As a result, the market value of the
Structured Investment prior to maturity will be affected by changes in the market's view of the issuer's creditworthiness. Any actual or anticipated decline in the issuer's credit ratings or increase in the credit spreads charged by the market for taking credit risk of the issuer is likely to adversely affect the market value of the Structured Investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the issuer is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging its obligations under the notes that will be included in the original issue price. The cost of hedging includes the projected profit that the issuer's subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any such prices may differ from values determined by pricing models used by the issuer, as a result of dealer discounts, mark-ups or other transaction costs.

No rights in the underlying asset. Holders of Structured Investments will have no rights associated with or interests in the underlying asset.

Structured investments may not pay interest or guarantee return of principal.

The terms of Structured Investments may differ from those of ordinary debt securities in that Structured Investments may not pay interest or guarantee payment of the principal amount at maturity.

The return on your investment may be less than that of an ordinary debt security. The return on your investment (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security, even if the Structured Investment is

principal protected. The return of only the principal amount may not compensate you for the effects of inflation and other factors relating to the value of money over time.

Principal protection is only available at maturity. If the note is sold prior to maturity, the investor may receive a price less than the purchase price or maturity value.

Investing in Structured Investments is not equivalent to investing directly in the underlying instruments.

Clients should carefully read the detailed explanation of risks, together with other information in the relevant offering materials, including but not limited to information concerning the tax treatment of the investment, before investing in any Morgan Stanley Smith Barney Structured Investments.

Important Information

This material was prepared by sales, trading or other nonresearch personnel of
Morgan Stanley Smith Barney (together with its a[]liates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley or Citigroup research analyst. These views may differ from those of the Morgan Stanley or
Citigroup fixed income or equity research departments or others in the []rms.

An investment in Morgan Stanley Smith Barney Structured Investments may not be
suitable for all investors. These investments involve risks. The appropriateness of a particular investment or strategy will depend on an investor's individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice.

Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any speci[]c trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results.

Any estimates and projections (including in tabular form) given in this communication are intended to be forward-looking statements. Although Morgan
Stanley Smith Barney believes that the expectations in such forward-looking statement are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this communication.

Morgan Stanley Smith Barney expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reffect any change in its expectations or any change in circumstances upon which such statement is based.

This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.

Morgan Stanley has []led a registration statement (including a prospectus), and will []le a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has []led with the SEC for more complete information about Morgan Stanley and that offering. These documents are available free of charge by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll-free 800-584-6837.

Currency Linked Structured Investments are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

This material is not for distribution outside the United States of America.

Investments and services are offered through Morgan Stanley Smith Barney, member SIPC.

[C] 2010 Morgan Stanley Smith Barney

www.morganstanleysmithbarney.com